EXHIBIT 99.3
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                             FLAGSTAR BANCORP, INC.
                 1997 EMPLOYEES AND DIRECTORS STOCK OPTION PLAN

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                    Agreement for Non-Incentive Stock Options
                   -------------------------------------------

     THIS STOCK OPTION (the "Option") grants ___________________ (the "Optionee") the right to purchase a total of ___________ shares of Common Stock, par value $0.01 per share, of Flagstar Bancorp, Inc. (the "Company"), at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Flagstar Bancorp, Inc. 1997 Employees and Directors Stock Option Plan (the "Plan") which is incorporated by reference herein. This Option is intended not to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Optionee acknowledges, through signing below, the receipt of the prospectus associated with the Plan.

     1. Option Price. The option price is $____ for each share, being ______% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Vesting and exercise of Option. This Option shall be vested and become exercisable in accordance with provisions of the Plan as follows:

     (i) Schedule of rights to exercise. The Optionee may exercise this Option with respect to the total shares specified above after the one-year period following the date of its grant.

     (ii) Method of Exercise. This Option is exercisable by a written notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person entitled to exercise the Option and, if the Option is being exercised by any person other than the Optionee, be accompanied by proof satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and
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Non-ISO Agreement
Page 2

     (d) be in writing and delivered in person or by certified mail to the Secretary of the Company.

          Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares that are both subject to this Option and have a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any portion thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state or local law on account of such exercise.

     4. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Notwithstanding any other terms of this agreement, the Optionee may transfer this Option to the Optionee's spouse, lineal ascendants, lineal descendents, or to a duly established trust for their benefit, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.

     5. Term of Option. This Option may not be exercisable for more than ten years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

                                   FLAGSTAR BANCORP, INC.
                                   STOCK OPTION COMMITTEE

                                   By: ________________________________________
                                       Authorized Member of the Committee

_______________________
Date of Grant

                                   Witness:____________________________________
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                             FLAGSTAR BANCORP, INC.
                 1997 EMPLOYEES AND DIRECTORS STOCK OPTION PLAN

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                              Form for Exercise of
                           Non-Incentive Stock Options
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Treasurer
Flagstar Bancorp, Inc.
2600 Telegraph Road
Bloomfield Hills, Michigan 48302-0953

    Re:    Flagstar Bancorp, Inc. 1997 Employees and Directors Stock Option Plan

Dear Sir:

     The undersigned elects to exercise the Non-Incentive Stock Option to purchase _______ shares, par value $.01, of Common Stock of Flagstar Bancorp, Inc. (the "Company") under and pursuant to a Stock Option Agreement dated _____________, _____.

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

     $_____   of cash or check
     $_____   in the form of _______ shares of Common Stock, valued at
              $_____ per share
     $        TOTAL
      =====

      [   ]   In lieu of receiving  _____ shares,  the  undersigned requests the
              Company to pay cash in an amount equal to the fair market value of such shares less their exercise price.

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name __________________________________________________________________________
Address _______________________________________________________________________
Social Security Number ________________________________________________________

_____________________
       Date

                                          Very truly yours,


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